As filed with the Securities and Exchange Commission on May 18, 2000

Registration Statement No. 333-33242_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ALLIANCE PHARMACEUTICAL CORP.
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	14-1644018 (I.R.S. Employer Identification Number)

3040 Science Park Road
San Diego, CA 92121
(858) 410-5200
(Address, including zip code, and telephone number,
including area code of registrant's principal executive offices)

DUANE J. ROTH
Chief Executive Officer
Alliance Pharmaceutical Corp.
3040 Science Park Road
San Diego, CA 92121
(858) 410-5200
(Name, address, including zip code, and telephone number, of agent for service of process)

Copy to:

Melvin Epstein, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

  ----------------------------  ----------------  --------------- --------------     -----------------
   Title of Each                                    Proposed       Proposed
    Class of                         Amount          Maximum        Maximum          Amount of
   Securities                        To Be          Offering       Aggregate         Registration
     To Be                        Registered(1)      Price          Offering          Fee
  Registered                                         Per Unit        Price
  ----------------------------  ----------------  -------------   ----------------   -----------------

 Common Stock $0.01 par value     4,666,203(2       $10.65(3)      $49,695,062 (3)    $218.52(4)
  ----------------------------  ----------------  -------------   ----------------   -----------------
(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended, there are also being registered such indeterminate number of additional shares of Common Stock as may become issuable upon conversion of 5% subordinated convertible debentures, 6% subordinated convertible notes, Series D Preferred Stock, and upon exercise of warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	This pre-effective amendment registration registers an additional 77,720 shares of common stock, making the aggregate number of shares of common stock to be registered 4,666,203

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c).

(4)	A registration fee of $16,050.51 was previously paid in connection with the initial filing of this registration statement.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ALLIANCE PHARMACEUTICAL CORP.

4,666,203

Shares of Common Stock

      The shareholders named on page 13 are selling up to 4,666,203 shares of our common stock. Alliance may receive proceeds from the exercise of warrants with exercise prices ranging from $2.45 to $9.65 that some selling shareholders hold.

      Our common stock is listed on the Nasdaq National Market under the symbol ALLP. On May 15, 2000, the closing price of the common stock as quoted on Nasdaq was $10.50 per share.

      We urge you to read the "Risk Factors" section beginning on page 4 of this prospectus for a specific description of risks associated with purchasing our common stock that you should consider before making your investment decision.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with different information.

      The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is May __, 2000.
Table of Contents
PAGE

COMPANY SUMMARY RISK FACTORS WHERE YOU CAN FIND MORE INFORMATION INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE USE OF PROCEEDS SELLING SHAREHOLDERS PLAN OF DISTRIBUTION LEGAL MATTERS EXPERTS	3 4 11 11 12 12 16 18 18

COMPANY SUMMARY

      Many of the matters set forth in this prospectus contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in this prospectus. We refer you to cautionary information contained elsewhere in this prospectus and in other documents we file with the Securities and Exchange Commission from time to time.

Alliance Pharmaceutical Corp.

      Alliance Pharmaceutical Corp. is a pharmaceutical research and development company with three products in late-stage clinical development. Each product is designed to address a different medical need. These products have been tested in laboratory studies, animal studies and several human clinical studies. The products are based on our expertise with perfluorochemicals and other technologies. Perfluorochemicals are man-made chemicals that can dissolve and carry oxygen throughout the body, including the lungs. Perfluorochemicals have also been shown to be useful in enhancing ultrasound images.

      Oxygentis a temporary oxygen carrier that is being developed to reduce or eliminate the need for human blood transfusions during elective surgeries where substantial blood loss is common. Oxygent is a "blood substitute" that uses perfluorochemicals as raw materials, instead of human or animal blood. A Phase 3 clinical trial is under way in Europe to assess whether the use of Oxygent can reduce the need for donor blood for patients undergoing back, hip, cancer, and other elective surgery procedures. In December 1999, we initiated an additional Phase 3 study in the U.S. involving cardiac patients undergoing coronary artery bypass surgery. Phase 3 studies are typically the final human studies required prior to requesting marketing approval from a U.S. or foreign regulatory agency.

      LiquiVentis a perfluorochemical liquid that is trickled directly into the lungs of a patient who is being supported by a mechanical ventilator. LiquiVent therapy is expected to reduce the number of days a patient requires ventilator support by reducing the damage resulting from prolonged use of the ventilator, opening up collapsed air sacs, assisting in providing oxygen to and removing carbon dioxide from the lungs, and flushing debris from the lungs. We are currently conducting a clinical study in the U.S., Canada, and Europe to evaluate the use of LiquiVent to treat adults with "acute lung injury" or "acute respiratory distress syndrome," conditions that can result from pneumonia, near-drowning, or other injuries to the lungs. This is considered a "Phase 2-3" study because it has design features that are typical of both Phase 2 and Phase 3 studies. It was designed to help us select the appropriate dose of LiquiVent, which is sometimes a part of Phase 2 studies, and it was also designed so that the results may be used to request marketing approval from regulatory agencies, which is typical of Phase 3 studies. One or more additional studies may be required prior to filing a New Drug Application with the FDA.

      Imagent is a perfluorochemical-based agent intended to be used with ultrasound, a noninvasive technique that uses sound waves to produce images of parts of the body. Imagent is being developed to enhance images of the flow of blood through blood vessels, the heart, and other organs. In May 1999, we announced the results of two Phase 3 studies in which ultrasound images of the heart were taken with and without Imagent. Data from these studies demonstrated that the use of Imagent provided highly statistically significant improvement in visualization of the walls of the heart, also known as endocardial border delineation, compared to standard ultrasound imaging. On December 14, 1999, the FDA accepted our New Drug Application for Imagent and is currently reviewing it.

      In addition, we have other products in early development.

      FloGel is a liquid/gel that is intended to reduce the occurrence of surgical adhesions, which are scar tissues that can form inside the body of patients following surgeries involving their internal organs.

      RODA is a monitor intended to provide real-time measurements of the cardiovascular and oxygenation status of surgical patients. These measurements include heart rate, blood pressure, blood gases and other parameters that indicate whether the heart and blood system are functioning normally.

      PulmoSpheres are microscopic spheres that have a drug encased in the shell of the spheres. They can be suspended in a fluorochemical propellant or incorporated into devices such as inhalers and nasal sprays in order to deliver drugs to the lungs or other parts of the body. In November 1999, we announced that we transferred aspects of our PulmoSpheres technology to Inhale Therapeutic Systems, Inc. for $15 million in cash, $5 million in Inhale common stock and future development milestones and royalty payments. In exchange, Inhale received rights to use the PulmoSpheres technology to create products for the delivery of drugs via the respiratory system. Inhale also received PulmoSpheres-related assets and $5 million in Alliance common stock. In connection with the transaction, Alliance retained the right to develop two PulmoSpheres products for respiratory use, as well as products that could be used in conjunction with liquid ventilation with LiquiVent. Alliance also retains the right to develop products that could be used to deliver drugs by non-respiratory routes.

RISK FACTORS

      Investing in our stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our stock. Any of the following risks could materially adversely affect our business, operating results and financial condition and could result in a complete loss of your investment.

We have a history of operating losses and limited product revenues and we may never become profitable

      We have had net operating losses since our inception and we expect such losses to continue until we receive revenues from product sales. As of March 31, 2000, we had an accumulated deficit of $361.6 million. For the years ended June 30, 1997, 1998, and 1999, we incurred net losses of $19.0 million, $33.0 million, and $62.5 million, respectively. Our net loss for the nine months ended March 31, 2000 was $34.9 million. Substantially all of our revenues to date have come from sources other than product sales, such as licensing fees, milestone payments and payments to fund research and development activities under joint development and license agreements.

We may not be able to obtain the additional financing we will need to complete development and to introduce products to the market

      The costs of our current clinical trials are high. We believe that our existing capital resources, including expected equity investments by Baxter, will satisfy our capital requirements through at least June 2001. However, we will need additional financing to finance our business through at least the balance of that year and possibly longer. Our future capital requirements will depend on many factors, including:

o	results of our late-stage clinical trials, such as those currently being conducted with Oxygent and Liquivent ;

o	progress with early clinical studies with Flogel, RODA, and future products ;

o

continued scientific progress in our research and development programs such as preclinical testing of new formulations of PulmoSpheres and other product candidates that we investigate from time to time ;

o

the time and cost involved in obtaining regulatory approvals for each of the products. For example, our New Drug Application for Imagent, which was accepted by the FDA for filing in December 1999, is still under review and we do not expect to hear the results of the review from the FDA until October 2000;

o	changes in existing collaborative relationships with Baxter Healthcare Corporation, Inhale Therapeutics Systems, Inc., Schering AG and VIA Medical Corporation;

o	patent costs ;

o	competing technological and market developments; and

o	the cost of manufacturing scale-up.

      Accordingly, we cannot estimate the amount of additional financing that we will require, but we know that it will be substantial.

      Failure to license our products could seriously hinder our ability to further develop our products and market them successfully

       If we do not negotiate acceptable collaborative arrangements for our principal products, we will lack the funds to further develop them. We do not have internal marketing and sales capabilities and we will need to rely on collaborative partners to market and sell any products that we may successfully develop. Even if we find collaborative partners, we may not be able to completely control the amount and timing of resources our collaborative partners will devote to these activities. We intend to seek a collaborative arrangement for LiquiVent to help cover the cost of development, but we do not know if we will be successful. If we cannot find collaborative relationships or other sources of financing, we may not be able to continue some of our development programs and would be forced to sell assets, including technology, to raise capital.

Our ability to further develop Oxygent and bring it to market depends on the success of our May 2000 collaborative arrangement with Baxter Healthcare Corporation.

      In May 2000, in order to provide for the further development and marketing of Oxygent, we and Baxter formed a limited liability company owned 50% by Baxter and 50% by us and agreed to enter into a series of related agreements. Baxter has agreed to purchase $20 million of our convertible preferred stock later in May 2000 and it has agreed to purchase up to an additional $30 million of our convertible redeemable preferred stock over the next 18 months. We need the proceeds of these purchases for clinical trials and to obtain regulatory approval. Baxter will sell and distribute Oxygent in the United States, Canada and Europe, and may terminate the arrangement and any future funding on three to nine months notice.

A termination of our license agreement with Schering AG could impede our research, development and marketing of Imagent

      We depend on Schering AG for development and regulatory approvals outside the United States and for worldwide marketing of Imagent. As of December 30, 1998, we and Schering AG modified the license agreement. The modified agreement reduced ongoing development reimbursement, added new milestone payments and restructured the methods for calculating royalties. Schering AG may terminate the license agreement on one month advance notice.

We cannot manufacture or market our products without the necessary approvals by the FDA or by other applicable regulatory authorities.

      All facilities and manufacturing techniques used in the manufacture of products for clinical use or for sale in the United States must be operated in conformity with current Good Manufacturing Practices guidelines as established by the FDA. We do not know whether the FDA will determine that our facilities comply with Good Manufacturing Practices. A delay in FDA approval of our manufacturing facilities would delay the marketing of our products. For example, a finding that we had materially violated Good Manufacturing Practices requirements could result in additional regulatory sanctions and, in severe cases, could result in mandated closing of our facilities. Overall, the process of obtaining regulatory clearances or approvals is costly and time-consuming.

      While we believe that we can produce materials for clinical trials and the initial market launch for Oxygent and Imagent at our existing San Diego facilities and for LiquiVent at our Otisville, New York facility, we will not be able to commercialize our products until we have acceptable clinical trial results and regulatory approval from the FDA and foreign regulatory authorities. The FDA and other regulatory authorities require that the safety and efficacy of a drug be supported by results from adequate and well-controlled clinical trials before approval for commercial sale. If the results of the clinical trials of our products do not demonstrate that they are safe and effective, we will not be able to submit to the FDA a New Drug Application or other relevant applications for pre-market approval. Further, the results of preclinical testing and initial clinical trials do not necessarily predict how safe and effective a product will be when it is evaluated in large-scale Phase 3 clinical trials. It is possible that unacceptable side effects may be discovered at any time. A number of companies have suffered significant setbacks in advanced clinical trials, despite promising results in earlier trials.

       Even if we believe the clinical trials demonstrate the safety and efficacy of a product, the FDA and foreign regulatory authorities may not accept our assessment of the results. The FDA and foreign regulatory authorities may require us to conduct additional clinical trials beyond those we currently planned in order to demonstrate the safety and efficacy of our products.

Delays in the completion of our clinical trials could increase our costs

      We cannot predict how long our preclinical and clinical trials will take or whether they will be successful. The rate of completion of the clinical trials for our products depends on many factors, including obtaining adequate clinical supplies and the rate of patient recruitment. Patient recruitment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, and the eligibility criteria for patients who may enroll in the trial. We may experience increased costs, program delays, or both, if there are delays in patient enrollment in the clinical trials.

If we cannot protect our patents and proprietary technology, we may be unable to manufacture and market our products successfully

      We believe that our success will depend largely on our ability to obtain and maintain patent protection for our own inventions, to license the use of patents owned by third parties when necessary, to protect trade secrets and to conduct our business without infringing the proprietary rights of others. We obtained patents covering intermediate, and high-concentration PFC emulsions, patents related to liquid ventilation, and patents covering stabilized microbubble compositions, as well as other patents. We filed, and when appropriate will file, other patent applications with respect to our products and processes in the United States and in foreign countries. We do not know, however, whether we will develop any additional products and processes that will be patentable or that any additional patents will be issued to us. We do not know whether:

o	any patent applications will result in the issuance of patents,

o	issued patents will provide significant proprietary protection or commercial advantage, or

o	issued patents will not be circumvented by others.

The patent positions of pharmaceutical medical products and biotechnology firms can be uncertain and involve complex legal and factual questions. It is possible that a party may successfully challenge any of our patents or any of the patents licensed to us. If that were to happen, we would lose the right to prevent others from using the technology. It is also possible that we may unintentionally infringe on patents of third parties. We may have to alter our products or manufacturing processes to take into account the patents of third parties and this may cause delays in product development. Further, we may not be able to alter our products or manufacturing processes to avoid conflicts with third-party patents. As a result, we may have to terminate the development or commercialization of a product or pay royalties to the holders of the patents.

      We may be forced to litigate to enforce any patents we own and/or to determine the scope and validity of others' proprietary rights. Patent litigation can be very expensive and the result is uncertain.

      We also attempt to protect our proprietary products and processes by relying on trade secret laws and non-disclosure and confidentiality agreements. We enter into these agreements with our employees and certain other persons who have access to our products or processes.

      Other parties may independently develop products or processes similar to our proprietary products and processes. They may also obtain access to such products or processes. If others develop or obtain products or processes similar to ours, our competitive position would be damaged. In particular, several companies have issued patents and other patent applications in process for ultrasound contrast imaging patents. Many of these patents overlap each other. It will take several years to clarify which patents are valid and enforceable. Although we believe we have the right to manufacture, use and sell Imagent once it is approved, it is possible that we may need to license rights under patents owned by others. We may not be able to obtain the licensee rights we need. Other companies may find that their current or future activities violate our patents. We believe certain companies have obtained patents to which they are not entitled under U.S. law, and we have requested patent interference proceedings in the U.S. Patent Office to resolve those issues.

We will not be able to develop or manufacture our products if we are unable to obtain the necessary raw materials

      Some of the raw materials for our products are available from single sources. At times, one or more of these raw materials may not be available or may be available only in limited quantities. We need sufficient supplies of raw materials to develop and market our products successfully. We are currently negotiating with some of these suppliers for long-term supply contracts for raw materials; however, we do not know whether we will be able to obtain commitments for a long-term supply of these raw materials on acceptable terms.

Unforeseen technological and scientific problems or third-party development may delay or prevent marketing of our products

      We or our collaborative partners may encounter unforeseen technological or scientific problems, including adverse side effects. Unforeseen technological or scientific problems may force us to abandon or substantially change the plan of development of a specific product or process. A technological change or product development by others may make our products or processes obsolete or may allow another company to develop and manufacture much less expensive competitive products. These problems could adversely effect our future business prospects and operations.

The lack or inadequacy of third-party reimbursement for our products would make it more difficult to market any products we develop

      Our ability to commercialize our products successfully depends in part on the extent to which the cost of the products and related treatment will be reimbursed by government authorities, private health insurers and other organizations, such as HMOs. Third-party payors are increasingly challenging the prices charged for medical products and services. The purchase of healthcare services and products could be significantly affected by:

o	the trend toward managed healthcare in the United States,

o	the growth of healthcare organizations such as HMOs, and

o	legislative proposals to reform healthcare and government insurance programs.

These factors could result in lower prices and reduced demand for our products. Healthcare providers are instituting cost containment measures. Any cost containment measures as well as any healthcare reform could reduce or eliminate any profit to us on sales of our products. We also cannot assure you that full or partial reimbursement in the United States or foreign countries will be available for any of our products. If reimbursements are not available or sufficient, we may not be able to sell our products. We cannot forecast what additional legislation or regulation relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future, or what effect the legislation or regulation would have on our business.

Many of our existing or potential competitors have substantially greater resources and may be better equipped to develop, manufacture and market products similar to ours

      We may be unable to compete successfully in developing and marketing our products. Many pharmaceutical companies, biotechnology companies, public and private universities, and research organizations are actively engaged in the research and development of products that compete with our products. Some of these companies, particularly the large worldwide pharmaceutical companies, have more resources than we and may develop and introduce products and processes competitive with or superior to ours. In addition, our products and technologies may become uncompetitive or obsolete upon the development of other technologies or products that have an entirely different approach or means of accomplishing the same purposes.

Our products and the processes we use could expose Alliance to substantial product liability

      Claims by users of our products or of products manufactured by processes we developed, or by manufacturers or others selling our products, either directly or as a component of other products could expose us to substantial product liability. Our product liability insurance coverage may be inadequate to cover the amount of any liability.

We may issue additional preferred stock, the terms of which could adversely affect the price of our common stock

      Our board of directors is authorized to issue up to an additional 2,972,727 million shares of preferred stock. In addition, our board of directors may determine the rights, preferences, privileges and restrictions of any shares of preferred stock without any further vote or action by the shareholders. The possible issuance of preferred stock could delay, defer or prevent a change in control of Alliance. The conversion and other features of any series of preferred stock may also limit the price that investors might be willing to pay in the future for shares of our common stock.

The substantial number of our shares that are eligible for future sale could limit our ability to find new equity investors

      As of May 5, 2000, 8,867,134 shares of our common stock, 15.8% of the total number of shares outstanding on a fully diluted basis, were issuable upon the exercise of outstanding options and warrants. Over a period of approximately four years, we may issue an indeterminate number of additional shares of our common stock to the former shareholders of MDV Technologies, Inc., a company we acquired in 1996. Additionally, certain holders of $15 million in principal amount of four-year 5% subordinated convertible debentures have an option at any time to purchase, and we have certain rights to require such holder to purchase, an additional $15 million of four-year 5% subordinated convertible debentures, convertible into our common stock at $12.06 per share. The existence of such warrants, options and convertible securities, as well as certain registration rights, may adversely affect the terms on which we may obtain additional equity financing and the aftermarket trading of our stock. The holders of the outstanding warrants and options are likely to exercise their securities at a time when we would otherwise be able to obtain capital on terms more favorable than those provided by the exercise or conversion prices thereof.

NOTE TO READERS OF THIS PROSPECTUS

      We incorporated in 1983 in the State of New York. Our principal executive offices are located at 3040 Science Park Road, San Diego, California, 92121. We do not intend the information contained on our website to be incorporated by reference into this prospectus.

      Imagent(R), LiquiVent(R), FloGel(R), SatPad(R)and RODA(R)are registered trademarks of Alliance. Oxygent(TM)is a trademark of Alliance.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus may contain forward-looking statements regarding our plans, expectations, estimates and beliefs. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may," and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements in this document include, but are not necessarily limited to, those relating to:

o	our ability to raise additional capital when needed,

o	obtaining, or our ability to obtain, approval by the FDA and other regulatory authorities for certain products,

o	our ability or capacity to manufacture, market and distribute our products,

o	uncertainty of market acceptance of our products,

o	our ability to obtain patents for our products and technologies,

o	relationships with and abilities of important suppliers and business partners, and

o	the development of new products and enhanced versions of existing products

Factors that cause actual results or conditions to differ from those anticipated by these and other forward-looking statements include those more fully described in the risk factors section and elsewhere in this prospectus. We are not obligated to update or revise these forward-looking statements to reflect new events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

      We filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the shares offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and its exhibits. Certain portions of the registration statement have been omitted as permitted by the rules and regulations of the SEC. Copies of the registration statement in full are available from the SEC upon payment of a fee. We refer you the registration statement and the exhibits filed therewith for further information. Statements contained in this prospectus or the registration statement relating to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance are qualified in all respects by the full text of such contract or document.

      You should rely only on the information or representations provided in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. The selling shareholders have agreed not to make an offer of the shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC's public reference room in Washington, D.C. at 450 Fifth Street, N.W., Washington, D.C. 20549, or in the public reference rooms located in New York, New York and Chicago, Illinois. Please call the SEC at (1-800) SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov.

      The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act:

o	Annual Report on Form 10-K for the fiscal year ended June 30, 1999;

o	Quarterly Reports on Forms 10-Q for the quarters ended September 30, 1999, December 31, 1999 and March 31, 2000;

o	Current Reports on Form 8-K dated October 4, 1999, November 4, 1999 and February 22, 2000; and

o	Registration Statement on Form 8-A, dated October 25, 1984.

      We will provide without charge to any person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents which have been incorporated by reference in this prospectus. Requests for copies should be directed to Lloyd Rowland, Vice President and General Counsel, Alliance Pharmaceutical Corp., 3040 Science Park Road, San Diego, California 92121, telephone (858) 410-5200.

USE OF PROCEEDS

      The proceeds from the sale of the common stock covered by this prospectus will belong to the selling shareholders. Any funds received from the exercise of warrants will be used for working capital.

SELLING SHAREHOLDERS

      The following table sets forth the aggregate number of shares held by the selling shareholders and offered by the selling shareholders hereunder and the percentage of all shares of our common stock held by them after giving effect to the offering (based on 47,167,083 shares of common stock outstanding as of May 5, 2000). We do not know whether selling shareholders will sell any or all of the shares offered hereby.

                           Number of Shares
                           of Common Stock
                            Beneficially     Number of Shares of    Number of Shares of Common     Acquisition of Common
                            Owned Before     Common Stock to be     Stock Beneficially Owned      Stock offered by this
                            Offering(1)       Offered by this       After the Offering(2)          Prospectus
Selling Shareholders                             Prospectus
                                                                 Number       Percentage
                                                                 ------       ----------
Inhale Therapeutic
 Systems Inc.               1,134,738        1,134,738         -0-             -0-             Represents common stock
                                                                                               received in a commercial
                                                                                               transaction.

Brown Simpson Strategic
 Value Fund, Ltd.             507,772          507,772            -0-             -0-          Represents common stock
                                                                                               underlying four-year, 5%
                                                                                               subordinated convertible
                                                                                               debentures, dated
                                                                                               February 11, 2000,
                                                                                               convertible at $9.65 per
                                                                                               share ("2/00 Debentures").

Brown Simpson Strategic
 Value Fund, L.P.             269,430          269,430            -0-             -0-          Represents common stock
                                                                                               underlying the 2/00
                                                                                               Debentures.

Maatchap Petrus               854,922          854,922            -0-             -0-          Represents 777,202 shares
                                                                                               of common stock
                                                                                               underlying the 2/00
                                                                                               Debentures and 77,720
                                                                                               shares of common stock
                                                                                               underlying a warrant
                                                                                               dated February 11, 2000,
                                                                                               exercisable at $9.65 per
                                                                                               share.

Imperial Bank                 180,000          180,000            -0-             -0-          Represents common stock
                                                                                               underlying a warrant,
                                                                                               dated March 30, 1999,
                                                                                               exercisable at $2.875 per
                                                                                               share.

Deitje D. Dekker              118,642           66,667           51,975            *           Represents 16,667 shares
                                                                                               of common stock
                                                                                               underlying a warrant,
                                                                                               dated May 20, 1999,
                                                                                               exercisable at $2.45 per
                                                                                               share ("5/99 Warrant")
                                                                                               and 50,000 shares of
                                                                                               common stock received
                                                                                               upon conversion of a 6%
                                                                                               subordinated convertible
                                                                                               note due May 20, 2002
                                                                                               ("5/02 Note").

Anna C. Dekker                117,542           66,667           50,975            *           Represents 16,667 shares
                                                                                               of common stock
                                                                                               underlying the 5/99
                                                                                               Warrant and 50,000 shares
                                                                                               of common stock received
                                                                                               upon conversion of the
                                                                                               5/02 Note.

Sophia G. Dekker              117,542           66,667           50,975            *           Represents 16,667 shares
                                                                                               of common stock
                                                                                               underlying the 5/99
                                                                                               Warrant and 50,000 shares
                                                                                               of common stock received
                                                                                               upon conversion of the
                                                                                               5/02 Note.

Emma C. Dekker                117,892           66,667           51,225            *           Represents 16,667 shares
                                                                                               of common stock
                                                                                               underlying the 5/99
                                                                                               Warrant and 50,000 shares
                                                                                               of common stock received
                                                                                               upon conversion of the
                                                                                               5/02 Note.

Jan A. Dekker                 214,972           55,422          159,550            *           Represents 55,422 shares
                                                                                               of common stock
                                                                                               underlying a warrant,
                                                                                               dated July 2, 1999,
                                                                                               exercisable at $2.95 per
                                                                                               share.

Harris & Harris
  Group, Inc.                 800,000          800,000            -0-             -0-          Represents 600,000 shares
                                                                                               of common stock issued
                                                                                               upon conversion of the
                                                                                               5/02 Note and 200,000
                                                                                               shares of common stock
                                                                                               received upon exercise of
                                                                                               the 5/99 Warrant.

Stephen M. McGrath            259,016          133,333          125,683            *           Represents 100,000 shares
                                                                                               of common stock issued
                                                                                               upon conversion of the
                                                                                               5/02 Note and 33,333
                                                                                               shares of common stock
                                                                                               underlying the 5/99
                                                                                               Warrant.

Burrill & Company             350,000          350,000            -0-             -0-          Represents 100,000 shares
                                                                                               of common stock
                                                                                               underlying a warrant,
                                                                                               dated June 23, 1999,
                                                                                               exercisable at $2.6875
                                                                                               per share and 250,000
                                                                                               shares of common stock
                                                                                               underlying a warrant,
                                                                                               dated November 15, 1999,
                                                                                               exercisable at $4.375 per
                                                                                               share.

Mark Biderman                  1,063            1,063             -0-             -0-          Represents shares of
                                                                                               common stock underlying a
                                                                                               warrant, dated August 31,
                                                                                               1988, exercisable at
                                                                                               $8.655 per share ("8/88
                                                                                               Warrant").

Frederich Bloch                 188              188              -0-             -0-          Represents shares of
                                                                                               common stock underlying
                                                                                               the 8/88 Warrant.

Roger Einiger                  7,995            7,995             -0-             -0-          Represents shares of
                                                                                               common stock underlying
                                                                                               the 8/88 Warrant.

Nathan Gantcher               16,823            16,823            -0-             -0-          Represents shares of
                                                                                               common stock underlying
                                                                                               the 8/88 Warrant.

Steven Levinson                4,450            4,450             -0-             -0-          Represents shares of
                                                                                               common stock underlying
                                                                                               the 8/88 Warrant.

Joseph V. Missett              1,052            1,052             -0-             -0-          Represents shares of
                                                                                               common stock underlying
                                                                                               the 8/88 Warrant.

Oppenheimer & Co.               1,736,398            42,398         1,694,000         3.4%          Represents shares of
                                                                                               common stock underlying
                                                                                               the 8/88 Warrant.

Alan Rappaport                 4,706            4,706             -0-             -0-          Represents shares of
                                                                                               common stock underlying
                                                                                               the 8/88 Warrant.

Stephen Robert                16,823            16,823            -0-             -0-          Represents shares of
                                                                                               common stock underlying
                                                                                               the 8/88 Warrant.

Eric Rosenfeld                  363              363              -0-             -0-          Represents shares of
                                                                                               common stock underlying
                                                                                               the 8/88 Warrant.

Gerald Rothstein               3,040            3,040             -0-             -0-          Represents shares of
                                                                                               common stock underlying
                                                                                               the 8/88 Warrant.

James Stanko                    363              363              -0-             -0-          Represents shares of
                                                                                               common stock underlying
                                                                                               the 8/88 Warrant.

Jeffrey Stern                  2,946            2,946             -0-             -0-          Represents shares of
                                                                                               common stock underlying
                                                                                               the 8/88 Warrant.

Richard White                   564              564              -0-             -0-          Represents shares of
                                                                                               common stock underlying
                                                                                               the 8/88 Warrant.

Ronald Peters                   663              363              300              *           Represents shares of
                                                                                               common stock underlying
                                                                                               the 8/88 Warrant.

Charles Rose                    121              121              -0-             -0-          Represents shares of
                                                                                               common stock underlying
                                                                                               the 8/88 Warrant.

Lisa Walters                  60,660            10,660           50,000            *           Represents shares of
                                                                                               common stock underlying
                                                                                               the 8/88 Warrant.

* Indicates ownership of less than 1% of outstanding shares

(1)	Includes the shares of common stock underlying the warrants, 5% subordinated convertible debentures, 6% subordinated convertible notes and Series D Preferred Stock being offered by this prospectus.
(2)

Based on 49,520,828 shares of Alliance’s common stock outstanding and which number assumes the sale of all the shares of common stock registered under this prospectus to persons who are not affiliates of the selling shareholders.

      We have or have had the following material relationships with certain selling shareholders. As of March 10, 2000, we have a loan with an outstanding principal balance of $10.2 million with Imperial Bank. We issued Jan Dekker a warrant to purchase 55,422 shares of our common stock as payment for financial services provided by him to us. Stephen M. McGrath is a director of Alliance. Burrill & Company provides consulting services to us in connection with certain of our products. Oppenheimer & Co. provided financial consulting services to us from time to time, including in connection with the 5% subordinated convertible debentures issued as of February 11, 2000. Lisa Walters is a selling agent with Roth Capital Partners, Inc., which served as the placement agent in our June 1999 offering.

PLAN OF DISTRIBUTION

      We are registering the securities offered by this prospectus on behalf of the holders of the securities. The term holders includes donees and pledgees selling the securities received from named holders after the date of this prospectus. Alliance will pay all costs, expenses and fees in connection with the registration of the securities. The holders will pay the brokerage commissions and similar selling expenses, if any, from the sale of the securities. The holders may sell the securities from time to time in one or more types of transactions. The transactions may include block transactions, such as on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the securities, through short sales of the securities, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. The transactions may or may not involve brokers or dealers. The holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of the securities by the holders.

      The holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with hedging transactions, broker-dealers or other financial institutions may engage in short sales of the securities or of securities convertible into or exchangeable for the securities in the course of hedging positions they assume with holders. The holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to broker-dealers or other financial institutions of the securities offered by this prospectus. The broker-dealer or other financial institution may resell the securities pursuant to this prospectus or this prospectus as amended or supplemented to reflect such transaction.

      The holders may sell the securities directly to purchasers or to or through broker-dealers, which may act as agents or principals. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from holders and/or the purchasers of the securities for whom such broker-dealers may act as agents or to whom they sell as principal, or both. In some cases, the compensation paid to a particular broker-dealer might be in excess of customary commissions.

      The holders and any broker-dealers that act in connection with the sale of the securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Alliance has agreed to indemnify each holder against certain liabilities, including liabilities arising under the Securities Act. The holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act.

      The holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. The holders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the holders that the anti-manipulative provisions of Regulation M under the Exchange Act may apply to their sales in the market.

      The holders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

      Upon notification by a holder to Alliance that any material arrangement has been entered into with a broker-dealer for the sale of the securities offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act. The prospectus will disclose (i) the name of each such holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the initial price at which such securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transactions. In addition, upon notification by a holder to Alliance that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

      From time to time the holders may pledge their securities pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a holder, the broker may offer and sell the pledged securities from time to time.

LEGAL MATTERS

      Stroock & Stroock & Lavan LLP has passed upon certain legal matters regarding the common stock for Alliance.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-K for the year ended June 30, 1999, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      The estimated expenses in connection with the offering, all of which will be borne by the Registrant, are as follows:

SEC Registration Fee Blue Sky Fees and Expenses Legal Fees and Expenses Accounting Fees and Expenses Miscellaneous Total	$17,655.45 0.00 10,000.00 8,000.00 0.00 $35,655.45

Item 15. Indemnification of Directors and Officers.

      Reference is made to Article VI of the By-Laws of the Company (filed as Exhibit 3(b) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1989) and to Sections 721-727 of the New York Business Corporation Law, which, among other things and subject to certain conditions, authorize the Company to indemnify each of its officers and directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such officers or directors.

Item 16. Exhibits and Financial Statement Schedules.

4. 5. 23. 24.	(a) (b) (c) (d) (e) (f) (g) (h) (a) (b)

Form of Warrant dated June 23, 1999, July 2, 1999, November 15, 1999 and February 11, 2000**
Form of Warrant dated August 31, 1988**
Form of Warrant dated March 30, 1999(1)
Form of 6% Subordinated Convertible Note due May 20, 2002(1)
Form of 5% Subordinated Convertible Debenture dated
February 11, 2000(2)
Form of Securities Purchase Agreement dated February 11, 2000(2)
Form of Registration Rights Agreement dated February 11, 2000(2)
Opinion of Stroock & Stroock & Lavan, counsel for Alliance**
Consent of Stroock & Stroock & Lavan (included in Exhibit 5 hereof)**
Consent of Ernst & Young LLP, Independent Auditors**
Power of Attorney(3)

**	Filed herewith
(1) (2) (3)	Incorporated by reference to the Company's Annual Report on Form 10-K dated September 28, 1999. Incorporated by reference to the Company's Report on Form 8-K dated February 22, 2000. Previously Filed

Item 17.   Undertakings.

      (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

           (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (d) The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                 (i) To include any prospectus required by Section 10(c)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

           provided, however, that paragraphs (d)(1)(i) and (d)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on May 18, 2000.

ALLIANCE PHARMACEUTICAL CORP. (Registrant)

Date: May 18, 2000	By: /s/ Theodore D. Roth Theodore D. Roth President and Chief Operating Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

* Duane J. Roth	Chairman and Chief Executive Officer	May 18, 2000

* Theodore D. Roth	Director, President and Chief Operating Officer	May 18, 2000

* Tim T. Hart	Chief Financial Officer, Treasurer and Chief Accounting Officer	May 18, 2000

* Pedro Cuatrecasas, M.D.	Director	May 18, 2000

* Carroll O. Johnson	Director	May 18, 2000

* Stephen M. McGrath	Director	May 18, 2000

* Helen M. Ranney, M.D.	Director	May 18, 2000

* Thomas F. Zuck, M.D.	Director	May 18, 2000

* Donald E. O'Neill	Director	May 18, 2000

* Jean G. Riess, Ph.D.	Director	May 18, 2000

* By:    /s/ Theodore D. Roth
            Theodore D. Roth
            Attorney-in-Fact